Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA RECEIVES ADDITIONAL NOTICE FROM NASDAQ

TORONTO, May 23, 2008 – SunOpta Inc. (Nasdaq: STKL) (TSX: SOY) today announced that as expected it has received a written Staff Determination notice from The Nasdaq Stock Market (“Nasdaq”) dated May 20, 2008 stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) as a result of delaying the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008. As previously announced, the Company is delaying the filing of its Form 10-Q until it has completed the restatement of 2007 quarterly financial statements, the Audit Committee has completed its investigation and the Company has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Company received a similar letter from Nasdaq in April 2008 relating to the filing of its Form 10-K for the fiscal year ended December 31, 2007.  In response to the April 2008 letter, the Company requested and was granted a hearing before the Nasdaq Listing Qualification Panel (the “Panel”) which took place on May 8, 2008.  At the hearing, the Panel requested that the Company provide a further update in thirty days.  Nasdaq has requested and the Company intends to present its views with respect to this additional notice to the Panel in writing no later than May 27, 2008 detailing that the reasons for the delay in the filing of its Form 10-Q are directly related to the delay in the filing of its Form 10-K. As previously disclosed, the listing of the Company’s stock continues to remain at the discretion of the Panel.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets.  The Company has three business units:  the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.7% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries.  Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward Looking Statements

Certain statements included in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to references to expected financial results, business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business.  These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance.  However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to final 2007 financial results, the Company’s ability to address inventory issues in its berry operations, the outcome of any pending litigation; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company.  Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman	Lytham Partners, LLC
Steve Bromley, President & CEO	Joe Diaz
Joseph Riz, Executive Vice President	Robert Blum
John Dietrich, Vice President & CFO	Joe Dorame
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com